UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015 (September 25, 2015)

The Scotts Miracle-Gro Company

(Exact name of registrant as specified in its charter)

Ohio	001-11593	31-1414921
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 644-0011

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2015, The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) and its wholly-owned subsidiary, The Scotts Company LLC (“Scotts LLC”), entered into an Amended and Restated Master Accounts Receivable Purchase Agreement (the “Agreement”) by and among Scotts LLC, Scotts Miracle-Gro, the Banks party thereto (the “Banks”) and Mizuho Bank, Ltd., as Administrative Agent and as a Bank (“Mizuho”). The Agreement amends and restates the Master Accounts Receivable Purchase Agreement, dated as of November 15, 2012, as amended prior to the date of the Agreement.

The Agreement provides for the discretionary sale by Scotts LLC, and the discretionary purchase by the Banks, on a revolving basis, of accounts receivable generated by sales to three specified debtors in an aggregate amount not to exceed $400 million, with debtor sublimits ranging from $120 million to $240 million; provided that during the commitment period under the Agreement, the Banks will be required to purchase such accounts receivable in an aggregate committed amount not to exceed $160 million, with Bank commitment amounts ranging from $40 million to $70 million. The commitment period will begin no earlier than February 26, 2016 and end no later than June 17, 2016, and the commencement and continuation of the commitment period will be subject to, among other things, the absence of any termination event under the Agreement or any default or event of default under Scotts Miracle-Gro’s senior secured credit facility. Under the terms of the Agreement, the Banks have the opportunity, but not the obligation (except with respect to committed amounts during the commitment period), to purchase those accounts receivable offered by Scotts LLC at a discount (from the agreed base value thereof) effectively equal to the 7-day LIBOR plus 0.75%. Scotts LLC will continue to be responsible for the servicing and administration of the accounts receivable sold to the Banks until the occurrence of a termination event under the Agreement.

The Agreement provides that although the specified accounts receivable may be sold to the Banks, the Banks have the right to require Scotts LLC to repurchase uncollected accounts receivable on weekly settlement dates and upon the occurrence of certain events, including the occurrence of a termination event under the Agreement and the breach of any representation, warranty or covenant made by Scotts LLC or Scotts Miracle-Gro with respect to such accounts receivable. The Banks do not have the right, however, to require Scotts LLC to repurchase any uncollected accounts receivable if the accounts receivable are not paid when due or cannot be paid solely as a result of the applicable debtor’s financial inability to pay. Scotts LLC has the right at any time to repurchase accounts receivable which have been sold to the Banks pursuant to the Agreement.

The terms of the Agreement include customary representations, warranties, covenants and indemnities for transactions of this type. All of Scotts LLC’s obligations under the Agreement are guaranteed by Scotts Miracle-Gro. The Agreement has an initial stated termination date of August 26, 2016, which may be extended by mutual agreement of Scotts LLC and the Banks. Certain of the Banks, or their affiliates, have in the past provided investment or commercial banking services to Scotts Miracle-Gro and its affiliates for which they received customary fees and expenses and they may provide similar services in the future.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired:

Not applicable.

(b)	Pro forma financial information:

Not applicable.

(c)	Shell company transactions:

Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of September 25, 2015, among The Scotts Miracle-Gro Company, The Scotts Company LLC, the Banks party thereto and Mizuho Bank, Ltd., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY

Dated: September 30, 2015	By:	/s/ THOMAS RANDAL COLEMAN
		Printed Name:	Thomas Randal Coleman

		Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K

Dated September 30, 2015

The Scotts Miracle-Gro Company

Exhibit No.	Description

10.1	Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of September 25, 2015, among The Scotts Miracle-Gro Company, The Scotts Company LLC, the Banks party thereto and Mizuho Bank, Ltd., as Administrative Agent

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